Exhibit 4.4

FORBEARANCE AGREEMENT AND SECOND AMENDMENT TO MASTER SECURITY AGREEMENT AND NOTE

THIS FORBEARANCE AGREEMENT AND SECOND AMENDMENT TO MASTER SECURITY AGREEMENT AND NOTE (the “Agreement”) is made and entered into as of October 18, 2002 (the “Execution Date”), and effective as of June 29, 2002 (the “Effective Date”), by and between GENERAL ELECTRIC CAPITAL CORPORATION, for itself and as agent for certain participants (“Lender”) and ATCHISON CASTING CORPORATION, a Kansas corporation (“Borrower”).

RECITALS

A.                Borrower and Lender are parties to that certain Master Security Agreement dated as of December 29, 1999, as amended by that certain Amendment No. 1 to Master Security Agreement and Other Related Documents (“Amendment No. 1”) dated as of February 25, 2000 (which, among other things, amended the effective date of such Master Security Agreement to December 28, 1999; such Master Security Agreement, as amended by Amendment No. 1, and as amended from time to time, is herein referred to as the “Master Agreement;” capitalized terms used herein and not otherwise defined shall have the same definition as set forth in the Master Agreement), pursuant to which Lender made a term loan to Borrower in the original principal amount of $35,000,000 (the “Loan”).  The Loan is evidenced by that certain Promissory Note as amended by Amendment No. 1 (as amended, the “Note”), dated as of December 28, 1999 by Borrower in favor of Lender in the original face amount of $35,000,000.

B.                  To secure its obligations to Lender under the Master Agreement and the Note, Borrower has granted to Lender, as a part of the Master Agreement, a security interest in the Collateral.  The Collateral includes, but is not limited to, Borrower’s furniture, fixtures and equipment located at Borrower’s Atchison, Kansas and St. Joseph, Missouri facilities .

C.                  In connection with the Master Agreement, the Borrower has executed and delivered:  (i) that certain Mortgage, Security Agreement and Fixture Filing dated as of December 28, 1999 by Borrower in favor of Lender and filed of record with the Register of Deeds of Atchison County, Kansas, on July 22, 2002 in Book 481 at Page 558; and (ii) that certain Deed of Trust, Security Agreement and Fixture Filing dated as of December 28, 1999 by Borrower in favor of Husch Trustee, Inc. as trustee for Lender filed of record with the Recorder of Deeds in Buchanan County, Missouri, on July 22, 2002 as Document No. 11400 in Book 2045 at Page 569, (such mortgage and deed of trust are sometimes herein collectively referred to as the “Mortgages”).  The real property encumbered by the Mortgages is sometimes herein referred to as the “Real Property Collateral”.  The Mortgages secure all Indebtedness.

D.                 There is presently outstanding to Lender $26,541,666.57 in principal amount of the Loan, together with accrued interest thereon and certain costs and expenses of Lender.

E.                   Borrower has, prior to the date hereof, failed to (i) meet the financial covenants contained in Section 2(m) of the Master Agreement, and (ii) failed to make principal and interest payments required under and pursuant to the terms of the Note.  Such failures constitute Events of Default under the Master Agreement (such Events of Default are sometimes herein referred to as the “Existing Defaults”).

F.                   By reason of the existence of the Existing Defaults, Lender has full legal right to exercise its rights and remedies under the Master Agreement.  Such remedies include, but are not limited to, the right to accelerate the Indebtedness and repossession and sale of the Collateral and the Real Property Collateral.

G.                  Borrower and certain related entities are indebted to Harris Trust and Savings Bank, as agent, and to Teachers Insurance and Annuity Association (collectively, along with the lenders represented by such institutions as agent, the “Harris Lenders”; and the credit facilities with or in favor of the Harris Lenders are sometimes herein referred to as the “Harris Facilities”).  The Harris Facilities are in default and Borrower, certain related entities and the Harris Lenders have entered into forbearance agreements (the “Harris Forbearance Agreements”).

H.                 Borrower has requested that Lender forbear for a period of time from exercising its rights and remedies under the Master Agreement, the Note and the Mortgages (collectively, the “Loan Documents”) and to amend the terms of the Master Agreement and the Note.

I.                      Lender is willing to forbear in the exercise of its remedies under the Loan Documents, and to amend the terms of the Master Agreement and the Note on the terms and conditions set forth herein.

AGREEMENT

In consideration of the Recitals and of the mutual promises and covenants contained herein, Lender and Borrower agree as follows:

1.                    Forbearance.  During the period (the “Forbearance Period”) commencing on the Effective Date and ending on the earlier to occur of (a) the date that any Forbearance Default (as defined in Section 7 hereof) occurs, (b) the date of a Variance Based Termination (as defined in Section 3(b) below), or (c) the Final Forbearance Date (as defined in Section 3(c) below), Lender will forbear in the exercise of its rights and remedies under the Loan Documents with respect to the Existing Defaults and any other Events of Default (collectively, the “Designated Defaults”), except as set forth in the following sentence.  Notwithstanding anything herein to the contrary, the Designated Defaults shall not include (x) those Events of Default of the type or nature identified in Section 7(b), (c), (e) (but only to the extent the same relates to the maintenance or protection of Collateral), (g), (i), (j), (k) and (m) of the Master Agreement, (y) any default in the performance of obligations of the Borrower under this Agreement, and (z) any default under the Mortgages arising out of Borrower’s failure to maintain or protect the Real Estate Collateral.

2.                    Amendment of Note.  Notwithstanding anything to the contrary set forth in the Note:

(a)                                  Interest Only During Forbearance Period.  The Periodic Installments (as defined in the Note) due June 29, 2002 through the end of the Forbearance Period shall each be in an amount equal to accrued but unpaid interest on the unpaid balance of the Note.  The principal amount which otherwise would have been paid with respect to such Periodic Installments shall be payable on December 29, 2004 and such amount shall be added to the final installment amount reflected in the Note.

(b)                                 Increased Interest Rate.  Effective November 1, 2002, interest shall accrue on the unpaid principal balance of the Note, as set forth in the Note, at the fixed interest rate of 9.30% per annum.

3.                    Forecast; Variance Based Termination; Final Forbearance Date.

(a)                                  Preliminary Forecast.  Borrower has made a preliminary forecast of its earnings before interest and taxes (“EBIT”) and its ratio of current assets to current liabilities (“Current Ratio”) for the time periods and dates set forth below (the “Preliminary Forecast”):

EBIT for 6 month period ending 6/30/2003:	$466,000

Current Ratio as of 6/30/2003:	0.93 to 1.0

EBIT for 9 month period ending 9/30/2003:	$215,000

Current Ratio as of 9/30/2003:	0.93 to 1.0

(b)                                 Final Forecast; Variance Based Termination.  Within 30 days following the Execution Date, Borrower shall deliver to Lender a final forecast in writing, of the EBIT and Current Ratio, for the dates and time periods referenced in Section 3(a) above, in form and content reasonably acceptable to Lender (the “Final Forecast”).  If any component of the Final Forecast is less than or greater than the Preliminary Forecast by more than twenty percent (20%), the Lender may, by notice to the Borrower, terminate the Forbearance Period (the “Variance Based Termination”).  The Final Forecast of EBIT and Current Ratio on or as of 6/30/2003 is sometimes herein referred to as the “6/30 Forecast”, and the Final Forecast of EBIT and Current Ratio on or as of 9/30/2003 is sometimes herein referred to as the “9/30 Forecast”.

(c)                                  Final Forbearance Date.  Subject to the following provisions, the term “Final Forbearance Date”, as used in this Agreement shall mean June 29, 2003.  If the Borrower’s actual EBIT or Current Ratio for the period ending 6/30/2003 is not less than 85% nor more than 120% of the 6/30 Forecast, the Final Forbearance Date shall be extended through September 29, 2003. If the Final Forbearance Date has previously been extended to September 29, 2003, and the Borrower’s actual EBIT or Current Ratio for the period ending 9/30/2003 is not less than 85% nor more than 120% of the 9/30 Forecast, the Final Forbearance Date shall be extended through December 29, 2003.  If the Final Forbearance Date is not extended based on 6/30/2003 actual EBIT and Current Ratio, the Final Forbearance Date shall be 6/29/2003, and if the Final Forbearance Date is not extended based on 9/30/2003 actual EBIT and Current Ratio (or if the Final Forbearance Date has not been previously extended), the Final Forbearance Date shall be 9/29/2003.  Notwithstanding anything herein to the contrary, the obligations of the Lender to extend the Final Forbearance Date is subject to the condition precedent that (i) the Company’s credit facilities with the Harris Lenders shall have been restructured in a manner acceptable to Lender, or (ii) the Harris Lenders shall have extended their forbearance period through a period which expires no earlier than the date which would otherwise become the Final Forbearance Date.

4.                    Conditions Precedent to Effectiveness of Agreement.  The provisions set forth in Section 1 and Section 2(a) of this Agreement shall not be effective unless and until each of the following conditions shall have been satisfied in Lender’s sole discretion or waived by Lender, for whose sole benefit such conditions exist:

(a)                                  Accrued But Unpaid Interest.  Borrower shall have paid to Lender, by wire transfer of good funds on Execution Date, all accrued but unpaid interest on the Note as of the Execution Date.

(b)                                 Costs and Expenses.  Borrower shall have paid to the Lender by wire transfer of good funds on the Execution Date, its costs and expenses (including Lender’s attorneys fees) incurred in connection with the recording of the Mortgages, and the preparation of this Agreement and any other outstanding costs and expenses owing by Borrower to Lender under the Loan Documents as of the date this Agreement is executed.  Such costs and expenses are $32,868.40 (legal fees of $15,000 and out of pocket costs and expenses, including mortgage filing fees and registration tax of $17,868.40).

(c)                                  Execution and Delivery.  Borrower shall have executed and delivered this Agreement.

(d)                                 Harris Lenders.  Borrower shall have delivered to Lender (i) copies of all documentation evidencing or relating to the Harris Facilities, and (ii) evidence satisfactory to Lender that each of the Harris Lenders shall have extended their respective Harris Forbearance Agreements with the Borrower through a date which is not earlier than April 3, 2003.

5.                    Covenants.  Borrower hereby covenants and agrees as follows:

(a)                                  Appraisal.  Borrower shall cause to be performed and delivered to Lender on or before January 31, 2003, an appraisal of the Real Property Collateral, in form and content acceptable to Lender, and prepared by an MAI appraiser acceptable to Lender.

(b)                                 Harris Facility Amendments.  Borrower shall deliver to Lender copies of any and all extension, amendments, modifications, revisions or restatements of all or any portion of the Harris Facilities and the documents evidencing or relating to the Harris Facilities, including all notices delivered to or by the Borrower, and including any extension, amendment, modification of the Harris Forbearance Agreements.

(c)                                  Additional Reporting Requirements.  In addition to the reporting requirements set forth in the Master Agreement, Borrower shall deliver quarterly financial reports of the Borrower and its subsidiaries, on a consolidated basis, certified by the chief financial officer of Borrower, for the periods ending June 30, 2003 and September 30, 2003 on or before the 29th day following the last day of each such period, in sufficient form and content to allow Lender to calculate actual EBIT and Current Ratio ending on and as of the last day of each such period.

(d)                                 Warrants.  If Borrower, now or hereafter, issues and delivers warrants to purchase common stock to any of the Harris Lenders in connection with the Harris Facilities, or any portion thereof, Borrower agrees, simultaneously with such issuance, to issue to Lender warrants to purchase common stock on terms which are substantially the same as the terms of the warrants being issued to such Harris Lender(s), provided that the total number of shares of common stock with respect to which the warrants issued to Lender shall equal thirty percent (30%) of the aggregate total number of shares of common stock with respect to which the warrants are issued to each of the Harris Lenders.

6.                    Representations and Warranties.  Borrower hereby represents and warrants to Lender as follows:

(a)                                  Recitals.  The Recitals in this Agreement are true and correct in all respects.

(b)                                 Incorporation of Representations.  All representations and warranties of Borrower in the Master Agreement are incorporated herein in full by this reference and are true and correct in all material respects as of the date hereof; provided, however, that Schedule 2(f) of the Master Agreement is hereby replaced and updated by Schedule 2(f) attached to this Agreement.

(c)                                  Corporate Power; Authorization.  Borrower has the corporate power, and has been duly authorized by all requisite corporate action, to execute and deliver this Agreement and to perform its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by Borrower.

(d)                                 Enforceability.  This Agreement is the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its respective terms.

(e)                                  No Violation.  Borrower’s execution, delivery and performance of this Agreement does not and will not (i) violate any law, rule, regulation or court order to which Borrower is subject; (ii) conflict with or result in a breach of Borrower’s Articles of Incorporation or Bylaws or any agreement or instrument to which Borrower is party or by which it or its properties are bound; or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of Borrower, whether now owned or hereafter acquired, other than liens in favor of Lender.

(f)                                    Obligations Absolute.  The obligation of Borrower to repay the Loan, together with all interest accrued thereon, is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations.

(g)                                 Mortgages.  The Mortgages are and remain enforceable against Borrower in accordance with their respective terms, and create, constitute and evidence good, valid and perfected first liens on the Real Property Collateral in favor of Lender securing the Indebtedness referenced therein.

7.                    Default.  Each of the following shall constitute a “Forbearance Default” hereunder:

(a)                                  Events of Default.  The existence of any Event of Default or default under any Loan Document (other than a Designated Default); provided that any such Event of Default or default (other than an Event of Default which occurs as a result of Borrower’s insolvency or bankruptcy) which occurs during the Forbearance Period shall not constitute a Forbearance Default if the same is capable of being cured and is cured within thirty (30) days of the date of first occurrence; or

(b)                                 Harris Acceleration.  If any of the Harris Facilities or the obligations owed to the Harris Lenders under or pursuant to the Harris Facilities, are accelerated or otherwise become due and payable in full for any reason.

8.                    Effect and Construction of Agreement.  Except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to:

(i)                  impair the validity, perfection or priority of any lien or security interest securing the Indebtedness;

(ii)               waive or impair any rights, powers or remedies of Lender under the Loan Documents upon termination of the Forbearance Period, with respect to the Designated Defaults or otherwise; or

(iii)            constitute an agreement by Lender or require Lender to extend the Forbearance Period, or grant additional forbearance periods, or extend the term of the Note or the time for payment of any of the Indebtedness, except as expressly set forth herein.

In the event of any inconsistency between the terms of this Agreement and the Loan Documents, this Agreement shall govern.  Borrower acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted.

9.                    Expenses.  Borrower agrees to pay all costs, fees and expenses of Lender (including the fees of Lender’s counsel) incurred by Lender in connection with the negotiation, preparation, administration and enforcement of this Agreement.

10.              Miscellaneous.

(a)                                  Agreement as Debt Document.  Lender and Borrower agree that this Agreement is a Debt Document, as defined in the Master Agreement.

(b)                                 Further Assurance.  Borrower agrees to execute such other and further documents and instruments as Lender may request to implement the provisions of this Agreement.

(c)                                  Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns.  No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Agreement.

(d)                                 Integration.  This Agreement, together with the Loan Documents, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter.  In entering this Agreement, Borrower acknowledges that it is relying on no statement, representation, warranty, covenant or agreement of any kind made by the Lender or any employee or agent of the Lender, except for the agreements of Lender set forth herein.

(e)                                  Severability.  The provisions of this Agreement are intended to be severable.  If any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

(f)                                    Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without regard to the choice of law principles of such state.

(g)                                 VENUE; JURISDICTION; JURY TRIAL WAIVER.  LENDER, AND BORROWER EACH HEREBY IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MASTER AGREEMENT, AND/OR THE LOAN DOCUMENTS.

(h)                                 Counterparts; Telecopied Signatures.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

(i)                                     Survival.  All representations, warranties, covenants, agreements, undertakings, waivers and releases of Borrower contained herein shall survive the termination of the Forbearance Period and payment in full of the Indebtedness of Borrower under the Loan Documents.

(j)                                     Amendment.  No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto.

(k)                                  Restructure.  If, during the Forbearance Period, the Harris Facilities are restructured in whole, and such restructure involves, among other things, (i) the waiver by the Harris Lenders of all defaults and events of default which exist under or with respect to the Harris Facilities, (ii) the extension of the terms of the Harris Facilities, and (iii) the amendment and modification of the Harris Facilities, Lender agrees to utilize its best efforts to restructure the credit facilities represented by the Master Agreement and the Note on terms which are consistent, in-so-far as possible or practical with the restructured arrangements under the Harris Facilities. This paragraph does not constitute a commitment by Lender, and Lender has no approval and has no obligation to restructure the facilities evidenced by the Master Agreement and the Note on any terms.  Lender’s failure to restructure the credit facilities evidenced by the Master Agreement or the Note will not create any liability on behalf of Lender, and Borrower agrees to indemnify and hold Lender harmless from any and all claims, liabilities, damages, costs and expenses Borrower may incur as a result of Lender’s failure to restructure the credit facilities evidenced by the Master Agreement and the Note.

11.                                 Release of Claims and Waiver.  Borrower hereby releases, remises, acquits and forever discharges Lender and Lender’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement and the Loan Documents, including but not limited to, claims relating to any settlement negotiations (all of the foregoing hereinafter called the “Released Matters”).  Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Borrower represents and warrants to Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest of Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Kevin G. Wortman
Name: Kevin G. Wortman
Title: SVP, Strategic Asset Financing Group

ATCHISON CASTING CORPORATION

By:	/s/ Kevin T. McDermed
Name Kevin T. McDermed
Title: V.P. & Treasurer